EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 19, 2015, with respect to the consolidated financial statements included in the Annual Report on Form 10-K of IZEA, Inc. for the year ended December 31, 2014.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of IZEA, Inc. on Form S-1 (File No. 333-197482, effective July 29, 2014, File No. 333-195081, effective May 14, 2014, and File No. 333-191743, effective April 10, 2014), and on Form S-8 (File No. 333-196511, effective June 4, 2014).
/s/ CROSS, FERNANDEZ & RILEY LLP
Orlando, Florida
March 19, 2015